Exhibit 99.2

CONTACTS:	NEWS RELEASE

Media Relations:	Investor Relations:
Brett Kerr	W. Bryan Kimzey
Vice President, External Affairs	Senior Vice President, Finance & Treasurer
713-830-8809	713-830-8775
brett.kerr@calpine.com	bryan.kimzey@calpine.com

Calpine Corporation Announces a Cash Tender Offer for its
5.375% Senior Notes due 2023

(HOUSTON, Texas) – December 19, 2019 – Calpine Corporation announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 5.375% Senior Notes due 2023 (CUSIP No.: 131347 CE4) (the “Notes”) (the “Offer”). The terms and conditions of the Offer are described in an Offer to Purchase, dated December 19, 2019 (the “Offer to Purchase”) and the related Notice of Guaranteed Delivery.
The following table summarizes the terms of the Offer:

Title of Securities	CUSIP Numbers	Aggregate Principal Amount Outstanding	Tender Offer Consideration(1)
5.375% Senior Secured Notes due 2023	131347 CE4	$1,236,000,000	$1,015.38

(1) Per $1,000 principal amount of tendered (and not withdrawn) and accepted Notes.

The Offer will expire at 5:00 p.m., New York City Time, on December 26, 2019, unless extended or earlier terminated (the “Expiration Date”). The consideration for each $1,000 principal amount of Notes validly tendered and not withdrawn at or prior to 5:00 p.m. New York City Time on December 26, 2019, unless extended, and accepted for purchase pursuant to the Offer will be the Tender Offer Consideration set forth in the table above.

Holders that (i) validly tender and do not validly withdraw their Notes on or prior to the Expiration Date or (ii) deliver a properly completed and duly executed Notice of Guaranteed Delivery and all other required documents on or prior to the Expiration Date and tender their Notes prior to the Guaranteed Delivery Expiration Date which is 5:00 p.m., New York City Time, on December 30, 2019, and whose Notes are accepted for purchase pursuant to the Offer will receive the Tender Offer Consideration described above, plus accrued and unpaid interest from the last interest payment date applicable to the Notes to, but not including, the Settlement Date, (as such term is defined in the Offer to Purchase). Such accrued interest will cease to accrue on the Settlement Date for all Notes accepted in the Offer, including those tendered by the guaranteed delivery procedures set forth in the Offer to Purchase.

Tendered Notes may be withdrawn prior to 5:00 p.m., New York City time, on December 26, 2019 (the “Withdrawal Date”). The consummation of the Offer is not conditioned upon any minimum amount of Notes being tendered, but is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including, among others, Calpine Corporation

-more-

December 19, 2019
Calpine Corporation Announces a Cash Tender Offer

consummating an offering of debt securities. Calpine intends to use net proceeds from the announced offering of debt securities, together with cash on hand (if necessary), to fund the aggregate consideration and accrued interest for all Notes validly tendered (and not withdrawn) pursuant to the Offer and accepted for purchase by us, and to pay all fees and expenses incurred in connection with the Offer. Calpine Corporation intends to issue a conditional redemption notice for the Notes on December 19, 2019 to redeem any Notes not purchased in the Offer. This Statement does not constitute a notice of redemption of the Notes.

Credit Suisse Securities (USA) LLC has been retained as the dealer manager. D.F. King & Co., Inc. has been retained to serve as both the tender agent and the information agent. Persons with questions regarding the Offer should contact Credit Suisse Securities (USA) LLC at (800) 820-1653 (toll free) or (212) 325-2476 (collect). Copies of the Offer to Purchase, Notice of Guaranteed Delivery and other related materials may be obtained online at www.dfking.com/calpine or by contacting D.F. King & Co., Inc. at (toll-free) (866) 751-6311 or (collect) (212) 269-5550 or email: calpine@dfking.com.

None of Calpine Corporation or its affiliates, its board of directors, the dealer manager, the tender agent and the information agent or the trustee for the Notes, makes any recommendation as to whether holders of the Notes should tender or refrain from tendering the Notes.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of the Notes or any other securities in any state in which such offer, solicitation or sale would be unlawful. The Offer is made only through the use of the Offer to Purchase and related Notice of Guaranteed Delivery. The Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Calpine Corporation by the dealer manager or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Calpine

Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets. Our fleet of 78 power plants in operation or under construction represents nearly 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 23 states, Canada and Mexico.

Forward-Looking Information

In addition to historical information, this release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We use words such as “believe,” “intend,” “expect,” “anticipate,” “plan,” “may,” “will,” “should,” “estimate,” “potential,” “project” and similar expressions to identify forward-looking statements. Such statements include, among others, those concerning our expected financial performance and strategic and operational plans, as well as all assumptions, expectations, predictions, intentions or beliefs about future events. We believe that the forward-looking statements are based upon reasonable assumptions and expectations. However, you are cautioned that any such forward-looking statements are not guarantees of future performance and that a number of risks and uncertainties could cause actual results to differ materially from those anticipated in the forward-looking statements. Please see the risks identified in this release or in Calpine’s reports and registration statements filed with the Securities and Exchange Commission,

December 19, 2019
Calpine Corporation Announces a Cash Tender Offer

including, without limitation, the risk factors identified in its Annual Report on Form 10-K for the year ended December 31, 2018. These filings are available by visiting the Securities and Exchange Commission’s website at www.sec.gov or Calpine’s website at www.calpine.com. Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond our ability to control or predict. Our forward-looking statements speak only as of the date of this release. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and, other than as required by law, Calpine undertakes no obligation to update or revise any such statements, whether as a result of new information, future events, or otherwise.

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